Exhibit 10.33

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

Non-Exclusive Patent License and Research Collaboration Agreement

This is a patent license and research collaboration agreement (the “Agreement”) dated October 5, 2015 (the “Effective Date”) between Acumen Research Laboratories Pte Ltd, a company under Singapore law with a registered seat at Diagnostics Development (DxD) Hub,10 Biopolis Road, #03-01, Singapore 138670 (hereinafter referred to as “Licensor”), and Curetis AG, a company under German law with a registered seat at Max-Eyth-Strasse 42, 71088 Holzgerlingen, Germany (hereinafter referred to as “Licensee”). Each of Licensee and Licensor may be referred to herein as a “Party” or collectively as the “Parties”.

This Agreement supersedes and replaces any and all previous patent license and research agreements between the Parties.

Preamble

A.	Licensor is the owner of the entire right, title and interest in and to a technology, more specifically a set of biomarkers, for the detection of Sepsis Host Response in Blood Samples from Patients with suspected Sepsis, which is protected by the Licensed Patents;
B.	Licensee desires to acquire certain rights under the Licensed Patents for the development and commercialization of a Sepsis Host Response test as part of its product line, as limited by the terms and conditions of this Agreement;
C.	Licensor is willing to grant such limited rights to Licensee, subject to the terms and conditions set forth in this Agreement; and
D.	Both Parties believe that joint research and development and its results together with the Licensed Patents and Licensed know-how are essential for Licensee to manufacture and launch a sepsis host response product, and both parties are willing to enter into a research and development collaboration, in which Licensor performs research to further develop the technology underlying the Licensed Patents and Licensee develops products based on such technology and the Parties jointly coordinate and conduct clinical trials;

Now, therefore, the Parties agree as follows:

1.	Definitions

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

For the purpose of the Agreement, the terms set forth hereinafter shall have the following meaning:

1.1	“Affiliate” means any entity Controlling, Controlled by, or under common Control with a Party.
1.2	“Combination Product” means a Licensed Product that is packaged together with one or more other products that are not licensed.
1.3	“Control” means the holding of fifty percent 50% or more of the voting stock or other ownership interests of the corporation or business entity involved.
1.4	“Distributor” means a third party having an agreement with Licensee or an Affiliate of Licensee under which such third party is allowed to resell products manufactured by Licensee, including a Licensed Product, to customers, provided that such Licensed Products must be sold under Licensee’s labeling only.
1.5	“Effective Date” means the first date written above.
1.6	“Field” means the sales market of publicly or privately owned laboratories, hospitals, and medical practices, operating on a commercial or non-commercial basis which use products related to the Licensed Patents and for either internal research purposes (including medical research and screening purposes in biopharmaceutical research) and/or for commercial purposes including the performance of laboratory services by end users for human in vitro diagnostic laboratory services.
1.6a)	IP or Intellectual Property Rights shall mean any intellectual property rights including copyright, know-how, trade marks, service marks, business or trade names, inventions, patents, petty patents, utility models, design rights (whether registerable or otherwise), database rights and any other intellectual property rights whether registered or unregistered or any application therefore subsisting anywhere in the world.
1.7	“Licensed Patents” means only (i) those patents and patent applications listed in Schedule A, (ii) any patent, continuation, continuation-in-part or divisional application thereof, (iii) any patents issuing thereon, (iv) any reissues, reexaminations or extensions thereof, and (v) any foreign equivalents of the foregoing.
1.7a	“Licensed Know-how” means any and all know-how available at Licensor at the Effective Date or obtained during the R+D collaboration related to the subject matter of the Licensed Patents and/or to sepsis host response detection in blood samples. The Licensed Know-how is described in Schedule B.
1.8	“Licensed Products” means those products the manufacturing, sale or use would, absent the rights granted hereunder, infringe a Valid Claim of Licensed Patents.
1.9	“Net Sales” means the total of the amounts invoiced by Licensee and its Affiliates to end customers and Distributors for Licensed Products sold or otherwise disposed, less deductions for (i) import, export, excise, sales, value added and use taxes, custom duties,
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freight and insurance invoiced to and/or paid by the purchaser of such Licensed Products (ii) trade discounts customarily and actually allowed; and (iii) credits for returns, allowances or trades, actually granted.

In the case of the sale under a Reagent Agreement Plan of a Licensed Product, the Net Sales of such Licensed Product shall be reduced by a percentage (“RAP Deduction”) to allow for deduction of instrumentation service charges included in such Net Sales, including such charges as interest for the financing of instruments supplied and the cost of instrument service. The RAP Deduction shall be determined by Licensee according to generally accepted accounting principles prior to the first commercial sale of such Licensed Product to the reasonable acceptance of Licensor. Net Sales on Combination Products shall be the catalog list price, in the country in which the Combination Product is sold, of the Licensed Product on a stand-alone basis contained therein minus the deductions described in (i) and (ii) above.

1.10	“OEM Distributor” means a third party, excluding any Affiliate of the Licensee or any other parties which are Controlled by any of the shareholders of the Licensor or any of its Affiliates, who purchases Licensed Products for re-sale on a stand-alone basis or as component of its own products, under its own trademark and label.
1.11	“Reagent Agreement Plan” or “RAP” means a program conducted by the Licensee for the sale of one or more Licensed Products in conjunction with the supply of an instrument whereby the price for such Licensed Product includes the acquisition cost or leasing cost of an instrument, the cost of servicing such instrument, interest charged for the financing of such instrument and/or other items of cost recovery in connection with the supply of such instrument.
1.12	“Product Unit” shall mean all consumables necessary to perform the Sepsis Host Response Test on one blood sample of one single Patient, including but not limited to cartridge, plastic ware, reagents, and single use tools.
1.13	“Term” shall have the meaning set forth in Section 6.1.
1.14	“Territory” means worldwide.
1.15	“Valid Claim” means, on a country-by-country basis, a claim of an unexpired patent or patent application for a patent that has been pending for five (5) years or less from its earliest national application date of filing, wherein the claim (i) has not lapsed, (ii) has not expired, (iii) has not been held to be invalid by a final judgment of a court of competent jurisdiction from which no appeal can or is taken.
2.	Grant
2.1	License
2.1.1	Grant of Rights: Subject to the terms of this Agreement and for the duration of this Agreement, Licensor hereby grants to Licensee and Licensee hereby accepts from Licensor, a limited, royalty-bearing, nonexclusive, non-transferable, non-sublicensable license under the Licensed Patents and Licensed Know-how in the Territory solely in the Field to use, make, have made, market, sell and have sold Licensed Products, including in
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the form of Combination Products. For the avoidance of doubt, the foregoing rights include the limited right to have Licensed Products sold by Licensee’s Distributors.

Licensee takes due and reasonable care to ensure that Licensed Products meet any legal standards applicable to the Licensed Products in the Territory. Furthermore, subject to prior internal review by Licensee, Licensee shall indemnify and hold harmless Licensor without delay from any claims of third parties arising out of the Licensed Product not meeting legal standards.

Licensee and Licensor acknowledge and agree that the licenses granted in this Agreement do not include any licenses or other rights to use the intellectual property rights of any other person. Both parties together are responsible for determining whether any licenses or rights to the intellectual property rights of any other person are needed to perform (i) the research and development activities pursuant to Article 3 of this Agreement and (ii) the commercialization of the Licensed Products. Licensor shall indemnify and hold harmless Licensee without delay from any claims of third parties arising out of infringement of their biomarker IP.

2.1.2	Know-How Transfer: The license grant pursuant to this Section 2.1 includes an obligation on Licensor to furnish any Licensed Know-how related to Licensed Patents and the technology owned or developed by Licensor necessary to develop and commercialize the Licensed Products to Licensee.
2.2	Extension to Licensee Affiliates

The rights granted to Licensee under this Article 2 and Licensee’s obligations under this Agreement shall extend to Licensee’s Affiliates provided that an Affiliate only qualifies as an Affiliate, if (a) such Affiliate declares to be bound by the terms of this Agreement by signing and delivering a copy of this Agreement to Licensor, (b) Licensee remains responsible for the fulfillment of its Affiliate’s obligations under this Agreement, and (c) the extension of the rights granted herein to an Affiliate will cease if such Affiliates ceases to be an Affiliate of Licensee (d) Licensor has not refused the extension to the Affiliate with good reason.

2.3	Most Favored License

(a)       If, after the Effective Date, Licensor grants to any third party a license in the Field under substantially equivalent terms and conditions as granted to Licensee herein but under more favorable royalty rates than those given to Licensee under this Agreement, Licensor shall promptly notify Licensee of such more favorable royalty rates, and Licensee shall have the right and option to substitute such more favorable royalty rates for the royalty rates contained herein. Such right and option shall be exercisable by Licensee by providing written notice of acceptance to Licensor within ninety (90) days of the date of receipt of notice from Licensor of such more favorable royalty rates (“Acceptance Notice”).

(b)       Notwithstanding the foregoing, in the event that Licensor shall receive substantial non-monetary consideration in the form of technology or intellectual property rights to technology, as a part of the consideration for its granting such a license to a third party, then subsections (a) of this Section 2.3 shall not apply.

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2.4	Reporting of Unlicensed Activities

Licensee agrees that once it is notified by Licensor that, or once it independently becomes aware that, a particular third party is using or intends to use any Licensed Product other than as permitted hereunder, Licensee shall immediately notify said third party in writing that such use is unlicensed and that a license for said use must be obtained from Licensor. Licensee shall also require Affiliates, and Distributors to report to Licensor any unlicensed activities of which they become aware. Licensee further agrees that continued or resumed sales by Licensee, an Affiliate, or a Distributor, to a particular third party of which Licensee was previously notified or is otherwise aware is violating Licensed Patents shall constitute a breach under Section 6.4 of the Agreement by Licensee. A written certification by a Distributor or third party which is executed by an officer of said Distributor or third party which officer may legally bind the company, that it has ceased infringing the Licensed Patents, and/or, alternatively, that it does not infringe said Licensed Patents, or a written certification by Licensee which is executed by an officer of Licensee which officer may legally bind Licensee that sales to such Distributor or third party have ceased, shall be a cure under Section 6.4. Licensee shall provide to Licensor a copy of each of its notices to Customers pursuant to this Section.

3.	Research & Development Collaboration
3.1	Research Schedule

Upon execution of the Agreement, both Parties will enter into a research and development collaboration as outlined in the Research & Development plan attached as Schedule C herein, in which Licensor performs research to further develop the technology underlying the Licensed Patents and Licensee develops Licensed Products based on such technology. The R+D collaboration and its results complement the Licensed Patents and Licensed Know-how and are essential for Licensee to manufacture/launch the product. Both parties will participate in regular monthly projects meetings monitoring the progress of the collaboration.

3.2	Milestones

Both Parties commit to fulfilling the Milestones as set forth in Schedule D herein in executing the Research & Development Plan as set forth in Section 3.1. Should one of the Parties despite using commercially reasonable efforts, not be able to fulfill the Milestone in the agreed upon timeline, such Party is granted a mutually agreed upon healing period to fulfill the Milestone. If the Milestone is not fulfilled within this period the respective other party is granted the right to terminate the Agreement as set forth in Section 6.

3.3	Research and Development Costs

Each Party will bear the costs for its own contribution to the Research Schedule but not any of the costs incurring at the other Party in execution of the Research Schedule.

3.4	Intellectual Property Rights developed within the Collaboration

Any Intellectual Property Rights including know-how arising out of or in relation to the research and development under this Agreement shall vest in the Party which has developed the respective Intellectual Property Right. Any Intellectual Property Rights developed by Licensor and arising out of or in relation to the research and development activities under this Agreement is considered Licensed Know-how and automatically falls

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under the license grant in Section 2.1.1 of this Agreement. In the event of any Intellectual Property Rights developed by Licensee and arising out of or in relation to the research and development activities under this Agreement, Licensor will immediately furnish any information and documentation related to such Intellectual Property Rights to Licensee to enable Licensee to use and exploit such Intellectual Property Right. Licensee in return will grant Licensor a non-royalty bearing, non-exclusive, nontransferable, non-sublicensable right to use Intellectual Property Rights related to biomarkers for the detection of sepsis host response in blood samples from patients for the term of this Agreement. To the extent the Parties develop Intellectual Property Rights jointly the Parties will have joint ownership in those. If such jointly developed Intellectual Property Rights do not include any patentable inventions, each Party is entitled to make use of that respective Intellectual Property Right including licensing out without having to pay the other Party any royalties for that use. If such jointly developed Intellectual Property Rights include patentable inventions, the Parties will discuss and agree on a case-by-case basis which Party will be responsible for patent application proceedings, cost-bearing, maintenance and exploitation including licensing and any other related aspects.

4.	Fees
4.1	Execution Fee

Licensee shall pay to Licensor a one-time, non-refundable, non-creditable license execution fee of 480,000 Euros plus VAT, if applicable, within thirty (30) days of the Effective Date.

5.	Royalties, Records and Reports, Payment
5.1	Royalties
5.1.1	Direct Sales: During the term of the Agreement, Licensee will pay Licensor royalties of [***] percent ([***]%) of Net Sales of Licensed Products but in no event less than EUR [***] per Product Unit plus VAT, if applicable, sold to any other third party that is not a Distributor or OEM Distributor.
5.1.2	Sales to Distributors and OEM Distributors: During the term of the Agreement, Licensee will pay Licensor royalties of [***] percent ([***]%) of Net Sales of Licensed Products but in no event less than EUR [***] per Product Unit sold to a Distributor or OEM Distributor.
5.2	Royalty Stacking: In the event Licensee is obligated to pay a royalty to any third party for licensing patents related to any biomarker IP other than the required to be incorporated into the Licensed Product to achieve adequate product performance for the intended use of such product, Licensee may reduce the royalties payable hereunder by a percentage determined based on mutual agreement by both Parties in writing. Such reduction may in no event exceed [***]% of the royalties agreed upon in Section 5.1 of this agreement.
5.3	Records and Audit

Licensee shall keep full, true and accurate books of account containing all particulars which may be necessary for the purpose of showing the amount payable by way of royalty or by way of any other provision under this Agreement for itself and shall require each of its Affiliates to perform likewise. Such books and the supporting data shall be open at all

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reasonable times during normal business hours and upon reasonable advance notice, for three (3) years following the end of the calendar quarter to which they pertain (and access shall not be denied thereafter, if such records are reasonably available), to the inspection of an independent certified public accountant retained by Licensor and reasonably acceptable to Licensee for the purpose of verifying Licensee’s royalty statements in respect of sales by Licensee and/or its Affiliates for the sole purpose of determining compliance with this Agreement. If in dispute, any such records shall be kept until the dispute is settled. The inspection of records shall be limited to once per calendar year and shall be at Licensor’s sole cost unless the inspector concludes that royalties reported by Licensee for the period being audited are understated by five percent (5%) or more from actual royalties, in which case the underpayment, together with interest thereon, will be due immediately and the costs and expenses of such inspection shall be paid by Licensee.

5.4	Royalty Reports and Payment
5.4.1	Earned Royalty Report: Licensee shall, within sixty (60) days after the first day of January, April, July, and October of each year, deliver to the addresses provided below a true and accurate royalty report for the preceding quarter in the form of Schedule E attached herein for Net Sales in the Territory. Such reports shall give such particulars of the business conducted by Licensee and its Affiliates (and where applicable those Distributors who so report, if any) during the preceding three (3) calendar months as are pertinent to an accounting for royalty under this Agreement and shall include at least the following:
a)	itemized quantities reported as Product Units and gross revenues of Licensed Products and Combination Products that are sold or otherwise transferred by Licensee and its Affiliates during those three (3) months;
b)	Net Sales of each Licensed Product, and Combination Product, and the deductions from gross revenues taken to generate such Net Sales
c)	the calculation of net royalties and documentation to justify any deductions; and
d)	the net royalties due. If no royalties are due, it shall be so reported.

The correctness and completeness of each royalty report required under this Agreement shall be attested to in writing by the responsible financial officer of Licensee’s organization or by Licensee’s external auditor. With respect to royalties due from Affiliates, attestation by Licensee may be that it has obtained from Affiliates attestations complying with the preceding sentence. The royalty report is subject to the audit, if any, according to Section 3.3.

Simultaneously with the delivery of each royalty report, Licensee shall pay to Licensor the royalty for the period covered by such report.

5.4.2	Payments: All amounts payable hereunder by Licensee shall be payable in Euros and shall be wired as immediately available funds by the due date, in accordance with the wire instructions listed below. Licensee shall be responsible for all bank transfer charges. The payment by wire will include a specific reference to this Agreement and the applicable provision in the “comments” field.
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Wire Instructions
Bank Name: [***]
Bank Address: [***]
IBAN: [***]
S.W.I.F. T.: [***]
Account Number: [***]

5.5	Currency Conversion: For the purpose of computing payments made in a currency other than Euros, such currency shall be converted into Euros at the conversion rates used by Licensee in the rest of its business to consolidate foreign currencies, provided only that such rates are obtained from a credible source (e.g. European Central Bank or Bloomberg) and are applied in a manner consistent with generally accepted accounting principles.
5.6	Withholding Tax: Any payments made by Licensee to Licensor under this Agreement shall be free and clear of any taxes, duties, levies, fees or charges, and such amounts shall be reduced by the amount required to be paid or withheld pursuant to any applicable law (“Withholding Taxes”). Any such Withholding Taxes required by law to be paid or withheld shall be an expense of, and borne solely by, Licensor. Licensee, as applicable, shall submit to Licensor reasonable proof of payment of the Withholding Taxes, together with an accounting of the calculations of such taxes, within thirty (30) days after such Withholding Taxes are remitted to the proper authority. The Parties will cooperate reasonably in completing and filing documents required under the provisions of any applicable tax laws or under any other applicable law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.
5.7	Overdue Payments: Any amount not being paid by Licensee when due will bear interest at an annual rate of nine percent (9%) over the base rate in accordance with Sec. 288 German Civil Code from the due date until paid.
6.	Term and Termination
6.1	Term

This license is granted to Licensee as of the Effective Date and will expire upon the expiration of the last to expire of any claim of any of the patents in any Territory within Licensed Patents, unless terminated earlier in accordance with this Agreement, in which case the period of the term shall end at the date of termination.

6.2	Termination by Licensee
6.2.1	General: Licensee may terminate this Agreement for any reason on 12 months’ written notice to Licensor.
6.2.2	Failure of Meeting Milestones: In case Licensor negligently fails to achieve its respective Research and Development Milestones, including the healing period as set forth in Section 3.2 of this Agreement, Licensee may terminate this agreement on ninety (90) days’ written notice to Licensor.
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6.3	Termination by Licensor

Licensor may terminate this Agreement as follows:

6.3.1	Insolvency: Upon ninety (90) days written notice if, at any time, Licensee shall file a petition for bankruptcy or insolvency or similar procedure, or if Licensee shall be served with an involuntary petition for bankruptcy or the like against it, filed in any insolvency proceeding, or if Licensee shall propose or be a party of any dissolution or liquidation procedure or in case of substantial deterioration of assets (“Vermogensverschlechterung”).
6.3.2	Breach: Upon any breach or default under this Agreement by Licensee or an Affiliate of Licensee, including but not limited to the failure to pay any money owed under this Agreement, this Agreement may be terminated by Licensor upon ninety (90) days written notice to Licensee. Said notice shall become effective at the end of the thirty-day period, unless during said period Licensee fully cures such breach or default and notifies Licensor of such cure.
6.3.3	Failure of Meeting Milestones: In case Licensee negligently fails to achieve its respective Research and Development Milestones including the healing period as set forth in Section 3.2 of this Agreement, Licensor may terminate this agreement on ninety (90) days’ written notice to Licensee.
6.4	Consequences of Termination
6.4.1	Resumed Sales: Upon termination of this Agreement as provided herein and other than by term expiration as defined in 6.1, Licensee shall stop, and shall cause its Affiliates and Distributors to stop, selling Licensed Products and all rights and licenses granted to Licensee by Licensor hereunder. Notwithstanding the foregoing, and upon termination of this Agreement for reasons other than pursuant to either of Sections 6.3, Licensee and its Affiliates shall have the right to continue selling, for a period of time not to exceed twelve (12) months following the effective date of termination of this Agreement, those Licensed Products manufactured prior to the effective date of termination of this Agreement or such longer period as may be required to fulfil ongoing obligations under any government or hospital tenders as the case may be in any Territory.
6.4.2	Reporting: Licensee’s obligations to report to Licensor and to pay royalties as to the sale prior to termination or expiration of the Agreement of Licensed Product hereunder pursuant to the Agreement shall survive such termination or expiration.
6.4.3	Web Presence: In the event of any termination of this Agreement, Licensee shall within thirty (30) days of said termination, provide a written notice on the area(s) of its website pertaining to Licensed Products that Licensee is no longer licensed under Licensed Patents.
7.	Enforcement and Maintenance of Patents

Licensee shall inform Licensor promptly upon its becoming aware of infringement by a third party or parties of a patent within Licensed Patents in the Territory. All decisions and rights to enforce Licensed Patents against infringing third parties reside with Licensor, and nothing in this Agreement shall be construed to require Licensor to take any action to address any infringement or potential infringement or to otherwise enforce Licensed Patents. If Licensor fails, within sixty (60) days of such notice of infringement of a

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Licensed Patent by a third party in a given country, to enter into license negotiations with or enforcement proceedings against such third party, or if having timely entered into license negotiations with such third party, Licensor fails to obtain an executed license agreement or enter into enforcement proceedings with such third party within six (6) months of said notice, then Licensee shall be entitled to a mutually agreed upon reduction in royalties of a maximum of [***] percent ([***]%) on Licensee’s or its Affiliates’ Net Sales of Licensed Products to the extent and as long as these are competing products with such infringing sales in such country as of such notice and whereby the Licensed Patent is in force in such country, continuing until Licensor provides written notice to Licensee that either a license has been granted to such third party or enforcement proceedings have been brought against such third party. An enforcement proceeding shall mean a court action or other legal action brought before a competent patent authority in the relevant country.

Licensor shall inform Licensee promptly if the Licensed Patents are not granted, not granted in their entirety, not nationalized, or declared null and void or lapse in the Territory because Licensor fails to maintain any of those patents. In such case the Licensee is not obliged to pay any royalties. In such a case both parties will negotiate in good faith a future royalty provision to acknowledge the know-how contribution by Licensor to Licensed Product.

In the event of the occurrence of reduction in royalties due to infringement by a third party or parties of a patent within Licensed Patents in the Territory, the minimum of EUR [***] per Product Unit sold to any other third party that is not a Distributor or OEM Distributor, and the minimum of EUR [***] per Product Unit sold to a Distributor or OEM Distributor, shall not be applicable. Both parties will agree mutually on new minimums in such a case.

8.	Confidentiality; Publicity
8.1	Non-disclosure

Each Party shall (i) maintain the terms of this Agreement and any information exchanged in connection with this Agreement (“Confidential Information”) in confidence during and for a period of five (5) years after the termination of this Agreement, (ii) shall limit dissemination to those of its and its Affiliates’ employees who require such Confidential Information in order to perform this Agreement and (iii) shall not disclose such Confidential Information to any other person or entity, and (iv) shall use such Confidential Information only to the extent necessary to perform this Agreement. Notwithstanding any other provision of this Agreement, Confidential Information shall not include any item of information which: (a) is within the public domain prior to the time of the disclosure by the disclosing Party or thereafter becomes within the public domain other than as a result of disclosure by the receiving Party or any of its representatives in violation of this Agreement; (b) was, on or before the date of disclosure in the possession of the receiving Party, as evidenced by records, however maintained; (c) is acquired by the receiving Party from a third party having the right to disclose without burden of confidentiality; (d) is hereafter independently developed by the receiving Party, as evidenced by records, however maintained; or (e) the receiving Party is compelled to disclose by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to the other Party.

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Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted.

8.2	Press release

Not withstanding the terms set forth in 8.1, both parties jointly will issue the press release attached as Schedule F herein upon execution of this Agreement.

9.	Assignment/Transferability
9.1	Assignment by Licensee

Licensee may assign all or any part of its rights and obligations under this Agreement at any time without further consent of Licensor. Licensor agrees to execute such further acknowledgments or other instruments as Licensee may reasonably request in connection with such assignment.

9.2	Assignment by Licensor

Licensor may assign all or any part of its rights and obligations under this Agreement at any time without the consent of Licensee. Licensee agrees to execute such further acknowledgments or other instruments as Licensor may reasonably request in connection with such assignment.

10.	Warranties; Limitation of Liability
10.1	Warranties

Licensor represents and warrants that:

(a)	Licensor is not aware that any third party is misappropriating, infringing, diluting, or violating the Licensed Patents and/or the Licensed Know-how and no such claims have been brought against any third party by the Licensor at the date of signing of this Agreement.
(b)	Licensor is the owner of all right, title and interest in and to each such patent and patent application, free and clear of all liens and is fully authorized to enter into this Agreement. Licensor has duly acquired the Licensed Know-how.
(c)	No patent or patent application under the Licensed Patents is involved in any interference, reissue, re-examination or opposition proceeding and no such action has been threatened with respect to any such patent or patent application.
(d)	to the best of its knowledge, the Licensed Patents and the Licensed Know-how do not infringe any Intellectual Property Rights of third parties. There is no warranty that the Licensed Patents and Licensed Know-how do not infringe any Intellectual Property Rights of third parties.

Except for the representations and warranties provided in this Article 10, or otherwise expressly provided in this Agreement, Licensor makes no representations and warranties of any kind or any nature, whether expressed or implied and declines any liability therefrom.

10.2	Limitation of Liability

The Parties shall be liable to each other only (i) in case of intent or gross negligence, or (ii) in case of any breach of Section 8. Liability for consequential damages, in particular loss of profits shall be excluded. The Parties shall not assume any further liability for acts or omissions under or in connection with this Contract unless expressly stated herein.

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11.	General
11.1	Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of Germany excluding the provisions of conflicts of laws. The UN Convention on Contracts for the International Sale of Goods is excluded.

All disputes arising out of or in connection with the present contract shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Place of arbitration shall be Zurich, Switzerland.

11.2	Severability

Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any gap in this Agreement.

11.3	Amendments

Any changes or modifications of this Agreement, including a waiver of the written form, must be made in writing.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as follows:

Licensor	Licensee
By: /s/ Siew Hwa Ong Name: Siew Hwa Ong, PhD Title: CEO Date: 05 October 2015	By: /s/ Oliver Schacht Name: Oliver Schacht, PhD Title: CEO Date: 05 October 2015
By: /s/ Li Yuanhan Name: Li Yuanhan, MSc Title: Research Associate Date: 05 October 2015	By: /s/ Achim Plum Name: Dr. Achim Plum Title: CCO Date: 05 October 2015

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Schedule A
Licensed Patents
[***]

Schedule B
Licensed Know-how (attached)

Schedule C
Research & Development Plan (attached)

Schedule D
Research & Development Milestones (attached)

Schedule E
Form of Royalty Report

[***]

Schedule F
Press release (latest version attached)

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Schedule B

Licensed Know-how and schedule of transfer

The Table below contains the schedule of know-how transfer as planned aligning with Schedule C. The Table is subjected to update and the parties may add or adjust the plans, during the course of the collaboration, if they deem this as necessary.

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Schedule C

AcuSept Co-Development Plan and Milestones

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Schedule D

Research and Development Milestones

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Curetis and Acumen to Collaborate on
Unyvero Sepsis Test and ASEAN
Distribution

- Curetis licenses Acumen’s proprietary sepsis biomarker panel for use with Unyvero Platform

- Diagnostics Development (DxD) Hub in Singapore to support Acumen in development and clinical validation of the panel

- Acumen to distribute Unyvero product line in ASEAN countries

Holzgerlingen, Germany Slagapore, October 2015 Curetis AG, a developer of next-level molecular diagnostic solutions, today announced that it has obtained a world-wide, non-exclusive license to AcuSept, a proprietary biomarker panel from Acumen Research Laboratories Pte Ltd. (Singapore). The panel is in advanced clinical development and will be used by Curetis and Acumen for the joint development and clinical validation of a sepsis host response test on the Unyvero Platform. Acumen’s activities in Singapore will be supported by NUS Enterprise and the Diagnostics Development (DxD) Hub, a national initiative led by the Agency for Science, Technology and Research (A*STAR), which aims to accelerate diagnostics innovations into market-ready products.

Separately, Curetis and Acumen have signed an exclusive, multi-year distribution agreement for the Unyvero product line in ASEAN markets, which will initially include Singapore, Malaysia, Thailand and Indonesia. The agreement, effective immediately, comprises Unyvero Systems and P55 and i60 ITI Application Cartridges. Acumen will seek product registration in these markets. This agreement, through which Acumen will act as a commercial hub for Curetis in the ASEAN markets, will complement the recently announced Greater China distribution partnership between Curetis and Beijing Clear Biotech, giving Curetis a strong sales and marketing presence in Asia.

The AcuSept biomarker panel is designed to accurately detect changes in a patient’s immune system indicative of pathogens in the blood stream and of a systemic inflammatory response syndrome (SIRS) caused by these microorganisms. The presence of both SIRS and infections are the medical criteria for sepsis, a severe disease with poor prognosis and an often fatal outcome: approximately 50% of people with severe sepsis and 80% of people with septic shock die. With an estimated incidence of 26 million cases worldwide per year, sepsis is among the most frequent severe medical conditions and a significant economic burden to the healthcare systems. A fast and clear distinction between patients with sepsis and those who only have either infections or SIRS by appropriate tests is key to an effective therapy and survival.

“We are very impressed with Acumen’s work on the AcuSept biomarker panel for sepsis host response,” said Oliver Schacht, PhD, CEO of Curetis. “We believe that the panel has the potential to address shortcomings of other approaches for the early detection of sepsis, and believe that a sepsis host response test on our Unyvero Platform will ideally complement our Unyvero Blood Culture test, which is currently in development.”

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“We are pleased to have won Acumen as an exclusive distributor of our Unyvero Platform with currently marketed Application Cartridges in pneumonia and implant and tissue infections for the ASEAN markets,” added Achim Plum, Chief Commercial Officer of Curetis. “With its in-depth understanding of the clinical needs and the healthcare systems in these markets, Acumen is optimally positioned to develop the ASEAN markets for us and help us establish an ASEAN commercial hub.”

“Sepsis progresses rapidly and frequently comes with non-specific symptoms at an early stage. Accurate, quick and early diagnosis of a developing sepsis, however, is an important prerequisite for fast and effective treatment,” said Siew Hwa Ong, PhD, CEO of Acumen, who is also an Adjunct Professor at the National University of Singapore (NUS) Yong Loo Lin School of Medicine. “Unyvero is ideally suited for the AcuSept sepsis host response panel to enable the early and reliable segregation of patients who have sepsis from those who have infections or inflammation only. Moreover, the distribution of Unyvero creates great synergies for us in building a market for Unyvero that can be leveraged later for the fast adoption of the AcuSept test on the Unyvero Platform. This partnership is made possible partly due to the DxD Hub’s support to Acumen in refining the technical and commercial strategy for the test, as well as its continued commitment to support the subsequent clinical validation.”

“We are delighted that Acumen is embarking on the next stage of its commercialization journey for its AcuSept technology,” said Sidney Yee, PhD, CEO of the DxD Hub. “The strategic partnership between Acumen and Curetis underscores DxD Hub’s role as a critical enabler for diagnostics solutions to reach the market quickly to deliver effective treatment outcomes for patients.”

Curetis expects to launch a sepsis host response test in Europe in late 2017 at the earliest. The registration process for the current Unyvero Systems and Application Cartridges in ASEAN countries is expected to take up to one year.

Disclaimer

 Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed. [***] indicates that information has been redacted

CAUTION - Investigational device. Limited by Federal (or United States) law to investigational use. The information contained in this communication does not constitute nor imply an offer to sell or transfer any product, and no product based on the Curetis Unyvero technology is currently available for sale in the United States of America or Canada. The analytical and clinical performance characteristics of any Curetis Unyvero product which may be sold at some future point in time in the U.S. have not yet been established.

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About the Unyvero Platform

The CE-marked Unyvero System is a versatile hardware platform for the detection of a broad panel of bacteria, fungi and antibiotic resistance genes from a single sample in one run. It processes a disposable Application Cartridge providing the necessary reagents to complete the analysis from sample to result It is marketed in Europe, Russia, the Middle East and various other non-European countries. In the U.S., Curetis is running a prospective multi-center clinical trial aimed at achieving FDA clearance registered here.

The platform enables the DNA-based testing of all clinically relevant samples in a fully automated, unsupervised analysis process requiring only a few, quick manual preparation steps. The analysis thus can be performed with minimal operator time and without the need of skilled staff or special infrastructure.

Thereby, clinically relevant information is available within about four to five hours to support an informed therapy decision as early as possible.

The CE-marked Unyvero P55 Application Cartridge focuses on pneumonia testing and simultaneously analyzes 40 DNA targets. The second CE-marked Unyvero i60 ITI Application Cartridge for implant and tissue infections is also commercially available in Europe and is currently being evaluated in a prospective European multi-center cohort study in prosthetic joint infections (EPJIC).

Application Cartridges for additional indications are in various stages of development and preparation.

For further information, please visit www.unyvero.com.

About Curetis AG

Founded in 2007, Curetis AG is a molecular diagnostics company which focuses on the development and commercialization of reliable, fast and cost-effective products for diagnosing severe infectious diseases. The diagnostic solutions of Curetis AG enable rapid multi-parameter pathogen and antibiotic resistance detection in only a few hours, a process that today can take up to days or even weeks with other techniques.

To date, Curetis has raised total funds of over EUR 63.5 million (›US$ 70 million). The company is based in Holzgerlingen near Stuttgart, Germany. Curetis has signed collaboration agreements with Heraeus Medical and Cempra Inc. as well as several international distribution agreements

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covering many countries across Europe, Russia, the Middle East and various other non-European countries.

For further information, please visit www.curetis.com.

About Acumen Research Laboratories

Acumen Research Laboratories, based in Singapore, was founded in 2010. The company has strong capabilities in translational research for developing molecular diagnostics using gene-based biomarkers, with approaches that focus on in-depth clinical validation early in the development process. Acumen is one of the few industry leaders in host-based, gene expression sepsis diagnostics. Acumen has received funding from SPRING Singapore and is supported by NUS Enterprise and the Diagnostics Development (DxD) Hub, a national initiative for innovation in medical technology led by the Agency for Science, Technology and Research (A*STAR).

For further information, please visit www.acumen-research.com.

About the Diagnostics Development (DxD) Hub

The Diagnostics Development (DxD) Hub is a national initiative in Singapore, led by the Agency for Science, Technology and Research (A*STAR). The DxD Hub aims to accelerate the transformation of innovations into clinically validated diagnostic devices that are ready for market adoption. Through impactful products, empowering local enterprises and anchoring global companies in Singapore, the DxD Hub contributes to the development of an effective diagnostic devices ecosystem in Singapore.

For further information, please visit www.etpl.sg

Contact

Curetis AG

Max-Eyth-Str. 42

71088 Holzgerlingen, Germany

Tel. +4-49 7031 49195-10

pr@curetis.com

www.curetis.com - www.unyvero.com

International Media Inquiries

akampion

Dr. Ludger Wess / Ines-Regina Buth

Managing Partners

info@akampion.com

Tel. +49 40 88 16 59 64

Tel +49 30 23 63 27 68

U.S. Media Inquiries

The Ruth Group

Lee Roth

lroth@theruthgroup.com

Tel. +1 646 536 7012

Singapore Media Inquiries

Agency for Science, Technology and Research (A*STAR)

Lynn Hong

Senior Officer, Corporate Communications

hongxl@scei.a-star.edu.sq

Tel: +65 6419 6597